Freeport-McMoRan
Reports First-Quarter March 31, 2018 Results

▪
Net income attributable to common stock totaled $692 million, $0.47 per share, for first-quarter 2018. After adjusting for net gains of $13 million, $0.01 per share, first-quarter 2018 adjusted net income attributable to common stock totaled $679 million, $0.46 per share.

▪	Consolidated sales totaled 993 million pounds of copper, 610 thousand ounces of gold and 24 million pounds of molybdenum for first-quarter 2018.

▪
Consolidated sales for the year 2018 are expected to approximate 3.8 billion pounds of copper, 2.4 million ounces of gold and 95 million pounds of molybdenum, including 970 million pounds of copper, 700 thousand ounces of gold and 24 million pounds of molybdenum for second-quarter 2018.

▪	Average realized prices for first-quarter 2018 were $3.11 per pound for copper, $1,312 per ounce for gold and $11.95 per pound for molybdenum.

▪	Average unit net cash costs for first-quarter 2018 were $0.98 per pound of copper and are expected to average $1.01 per pound of copper for the year 2018.

▪
Operating cash flows totaled $1.4 billion (net of $21 million in working capital uses and timing of other tax payments) for first-quarter 2018. Based on current sales volume and cost estimates, and assuming average prices of $3.15 per pound for copper, $1,300 per ounce for gold and $12.00 per pound for molybdenum for the remainder of 2018, operating cash flows are expected to approximate $5.6 billion (including $0.2 billion in working capital sources and timing of other tax payments) for the year 2018.

▪
Capital expenditures for first-quarter 2018 totaled $402 million (including approximately $250 million for major mining projects). Capital expenditures for the year 2018 are expected to approximate $2.0 billion, including $1.1 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district in Indonesia and development of the Lone Star oxide project in Arizona.

▪
During first-quarter 2018, FCX repaid borrowings totaling $1.5 billion, and in April 2018, FCX repaid $454 million in debt, consisting of the redemption of $404 million of senior notes due 2022 and $50 million of senior notes due 2023.

▪
At March 31, 2018, consolidated debt totaled $11.6 billion and consolidated cash totaled $3.7 billion. FCX had no borrowings and $3.5 billion available under its revolving credit facility at March 31, 2018.

▪
In February 2018, FCX's Board of Directors (the Board) reinstated a cash dividend on FCX's common stock. On March 28, 2018, FCX declared a quarterly cash dividend of $0.05 per share, which will be paid on May 1, 2018.

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PHOENIX, AZ, April 24, 2018 - Freeport-McMoRan Inc. (NYSE: FCX) reported net income attributable to common stock of $692 million ($0.47 per share) for first-quarter 2018, compared with $228 million ($0.16 per share) for first-quarter 2017. After adjusting for net gains of $13 million ($0.01 per share), adjusted net income attributable to common stock totaled $679 million ($0.46 per share) for first-quarter 2018. Refer to the supplemental schedule, "Adjusted Net Income," on page VI, which is available on FCX's website, "fcx.com," for additional information.

Richard C. Adkerson, President and Chief Executive Officer, said, "During the first quarter, our global team maintained our focus on productivity, cost management and capital discipline. Our results reflect strong cash flows, continued strengthening of our balance sheet and advancement of initiatives to build value for shareholders. We continue to engage in negotiations with the Indonesian government to restore long-term stability for our Grasberg operations and look forward to reaching a mutually positive resolution. Our improved financial position enabled our Board to reinstate cash dividends to shareholders and a continuation of strong results and positive market conditions will enable further strengthening of our balance sheet, investments in attractive long-term growth projects and the consideration of additional cash returns to shareholders. Our shareholders are well positioned to benefit from FCX’s global leadership position in copper, supported by a large, high-quality portfolio of long-lived, geographically diverse assets and a positive market outlook for copper."

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2018	2017
	(in millions, except per share amounts)
Revenues[a,b]	$4,868	$3,341
Operating income[a]	$1,459	$597
Net income from continuing operations	$828	$268
Net (loss) income from discontinued operations[c]	$(11)	$38
Net income attributable to common stock[d,e]	$692	$228
Diluted net income (loss) per share of common stock:
Continuing operations	$0.48	$0.13
Discontinued operations	(0.01)	0.03
	$0.47	$0.16
Diluted weighted-average common shares outstanding	1,458	1,454
Operating cash flows[f]	$1,369	$792
Capital expenditures	$402	$344
At March 31:
Cash and cash equivalents	$3,702	$4,001
Total debt, including current portion	$11,606	$15,363

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page VIII, which are available on FCX's website, "fcx.com."

b.
Includes adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(78) million ($(35) million to net income attributable to common stock or $(0.02) per share) in first-quarter 2018 and $91 million ($39 million to net income attributable to common stock or $0.03 per share) in first-quarter 2017. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page VII, which is available on FCX's website, "fcx.com."

c.
Primarily reflects adjustments to the fair value of contingent consideration related to the 2016 sale of FCX's interest in TF Holdings Limited, which will continue to be adjusted through December 31, 2019.

d.
Includes net gains of $13 million ($0.01 per share) in first-quarter 2018 and $8 million ($0.01 per share) in first-quarter 2017 that are described in the supplemental schedule, "Adjusted Net Income," on page VI, which is available on FCX's website, "fcx.com."

e.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VII, which is available on FCX's website, "fcx.com."

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f.	Includes net working capital (uses) sources and timing of other tax payments of $(21) million in first-quarter 2018 and $189 million in first-quarter 2017.
SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2018	2017
Copper (millions of recoverable pounds)
Production	952	851
Sales, excluding purchases	993	809
Average realized price per pound	$3.11	$2.67
Site production and delivery costs per pound[a]	$1.67	$1.60
Unit net cash costs per pound[a]	$0.98	$1.39
Gold (thousands of recoverable ounces)
Production	599	239
Sales, excluding purchases	610	182
Average realized price per ounce	$1,312	$1,229
Molybdenum (millions of recoverable pounds)
Production	22	23
Sales, excluding purchases	24	24
Average realized price per pound	$11.95	$8.71

a.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

Consolidated Sales Volumes
First-quarter 2018 copper sales of 993 million pounds approximated the January 2018 estimate of 1.0 billion pounds, and were higher than first-quarter 2017 sales of 809 million pounds, primarily reflecting higher operating rates in Indonesia.
First-quarter 2018 gold sales of 610 thousand ounces were lower than the January 2018 estimate of 675 thousand ounces, primarily because of lower-than-expected mill throughput rates associated with maintenance activities at Grasberg. First-quarter 2018 gold sales were higher than first-quarter 2017 sales of 182 thousand ounces, primarily reflecting higher ore grades and operating rates in Indonesia.
Lower operating rates in first-quarter 2017 reflected the regulatory restrictions on PT-FI's concentrate exports from mid-January 2017 to mid-April 2017.
First-quarter 2018 molybdenum sales of 24 million pounds approximated the January 2018 estimate and first-quarter 2017 sales of 24 million pounds.
Sales volumes for the year 2018 are expected to approximate 3.8 billion pounds of copper, 2.4 million ounces of gold and 95 million pounds of molybdenum, including 970 million pounds of copper, 700 thousand ounces of gold and 24 million pounds of molybdenum in second-quarter 2018.
Projections for 2018 and other forward looking statements in this release assume resolution of PT-FI’s long-term mining rights or an extension of PT-FI’s temporary IUPK after June 30, 2018.
Consolidated Unit Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $0.98 per pound of copper in first-quarter 2018 were lower than unit net cash costs of $1.39 per pound in first-quarter 2017, primarily reflecting higher sales volumes and by-product credits.

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Assuming average prices of $1,300 per ounce of gold and $12.00 per pound of molybdenum for the remainder of 2018 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for copper mines are expected to average $1.01 per pound of copper for the year 2018. The impact of price changes on consolidated unit net cash costs would approximate $0.025 per pound for each $50 per ounce change in the average price of gold and $0.02 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2018. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of FCX's North America copper mines produce molybdenum concentrate, gold and silver.
All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. Future investments will be undertaken based on the results of economic and technical feasibility studies, and are dependent on market conditions. FCX continues to study opportunities to reduce the capital intensity of its potential long-term development projects.
Through exploration drilling, FCX has identified a significant resource at its wholly owned Lone Star project located near the Safford operation in eastern Arizona. FCX has commenced an initial project to develop the Lone Star oxide ores with first production expected by the end of 2020. Total estimated capital costs, including mine equipment and pre-production stripping, approximate $850 million and will benefit from the utilization of existing infrastructure at the adjacent Safford operation. At March 31, 2018, approximately $35 million has been incurred for this project. Production from the Lone Star oxide ores is expected to average approximately 200 million pounds of copper per year with an approximate 20-year mine life. The project also advances the potential for development of a larger-scale district opportunity. FCX is conducting additional drilling to follow up on positive exploration results as it continues to evaluate longer term opportunities available from the significant long-term sulfide potential in the Lone Star/Safford minerals district.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Copper (millions of recoverable pounds)
Production	348	392
Sales, excluding purchases	384	375
Average realized price per pound	$3.16	$2.68

Molybdenum (millions of recoverable pounds)
Production[a]	7	9

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.84	$1.50
By-product credits	(0.20)	(0.15)
Treatment charges	0.10	0.11
Unit net cash costs	$1.74	$1.46

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

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b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

North America's consolidated copper sales volumes of 384 million pounds in first-quarter 2018 were higher than first-quarter 2017 sales of 375 million pounds, primarily reflecting timing of shipments. North America copper sales are estimated to approximate 1.5 billion pounds for the year 2018, compared with 1.5 billion pounds in 2017.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.74 per pound of copper in first-quarter 2018 were higher than unit net cash costs of $1.46 per pound in first-quarter 2017, primarily reflecting higher repair and maintenance costs.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.71 per pound of copper for the year 2018, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $12.00 per pound for the remainder of 2018. North America's average unit net cash costs for the year 2018 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2018.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. The Cerro Verde expansion project, which commenced operations in September 2015, achieved capacity operating rates in early 2016. The project expanded the concentrator facilities' capacity from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day. Cerro Verde's expanded operations benefit from its large-scale, long-lived reserves and cost efficiencies. The project has continued to perform well, with average mill throughput rates of 385,500 metric tons of ore per day in first-quarter 2018, including a daily record of 462,900 metric tons of ore.
Exploration results at El Abra indicate a significant sulfide resource, which could potentially support a major mill project similar to facilities recently constructed at Cerro Verde. FCX continues to evaluate a major expansion at El Abra to process additional sulfide material and to achieve higher recoveries. Future investments will depend on technical studies, which are being advanced, economic factors and market conditions.
Operating Data. Following is summary consolidated operating data for the South America mining operations for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Copper (millions of recoverable pounds)
Production	293	304
Sales	290	309
Average realized price per pound	$3.08	$2.66

Molybdenum (millions of recoverable pounds)
Production[a]	6	6

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.78	$1.48
By-product credits	(0.25)	(0.18)
Treatment charges	0.20	0.22
Royalty on metals	0.01	0.01
Unit net cash costs	$1.74	$1.53

a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

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b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

South America's consolidated copper sales volumes of 290 million pounds in first-quarter 2018 were lower than first-quarter 2017 sales of 309 million pounds, primarily reflecting lower ore grades and recovery rates at Cerro Verde. Sales from South America mining are expected to approximate 1.2 billion pounds of copper for the year 2018, compared with 1.2 billion pounds of copper in 2017.
Average unit net cash costs (net of by-product credits) for South America mining of $1.74 per pound of copper in first-quarter 2018 were higher than unit net cash costs of $1.53 per pound in first-quarter 2017, primarily reflecting higher mining rates and lower ore grades. Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.64 per pound of copper for the year 2018, based on current sales volume and cost estimates and assuming an average price of $12.00 per pound of molybdenum for the remainder of 2018.

Indonesia Mining. Through its 90.64 percent owned and consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX's assets include one of the world's largest copper and gold deposits at the Grasberg minerals district in Papua, Indonesia. PT-FI operates a proportionately consolidated joint venture, which produces copper concentrate that contains significant quantities of gold and silver.
Regulatory Matters. PT-FI continues to actively engage with Indonesian government officials to address regulatory changes that conflict with its contractual rights in a manner that provides long-term stability for PT-FI’s operations and investment plans, and protects value for FCX’s shareholders.
Following a framework understanding reached in August 2017, the parties have been engaged in negotiation and documentation of a special license (IUPK) and accompanying documentation for assurances on legal and fiscal terms to provide PT-FI with long-term mining rights through 2041. In addition, the IUPK would provide that PT-FI construct a smelter within five years of reaching a definitive agreement and include agreement for the divestment of 51 percent of the project area interests to Indonesian participants at fair market value.
In late 2017, the Indonesian government (including the regional government of Papua Province and Mimika Regency) and PT Indonesia Asahan Aluminium (Inalum), a state-owned enterprise, which leads the Indoneisan government's consortium of investors, formed a special purpose company to acquire Grasberg project area interests. Inalum is owned 100 percent by the Indonesian government and currently holds 9.36 percent of PT-FI's outstanding common stock.
FCX continues to engage with Inalum and PT-FI’s joint venture partner on potential arrangements that would result in the Inalum consortium acquiring interests that would meet the Indonesian government’s 51 percent ownership objective in a manner satisfactory to all parties, and in a structure that would provide for continuity of FCX’s management of PT-FI’s operations and governance of the business. The parties continue to negotiate documentation on a comprehensive agreement for PT-FI’s extended operations and to reach agreement on timing, process and governance matters relating to the divestment. The parties have a mutual objective of completing negotiations and the required documentation as soon as possible.
PT-FI is also engaged in discussions with Indonesia's Ministry of Environment and Forestry regarding approval of pending environmental permits and April 2018 ministerial actions imposing new environmental standards, which are subject to a six-month transition period and conflict with PT-FI's approved environmental management programs. Resolution of these matters is a requirement for concluding a comprehensive agreement for PT-FI's extended operations.
In December 2017, the Indonesian government extended PT-FI’s temporary IUPK to June 30, 2018, to enable normal operations to continue during the negotiation period. In February 2018, PT-FI's export license was extended to February 15, 2019. Until a definitive agreement is reached, PT-FI has reserved all rights under its Contract of Work (COW), including dispute resolution procedures.

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Operating and Development Activities. PT-FI is currently mining the final phase of the Grasberg open pit, which contains high copper and gold ore grades. PT-FI expects to mine high-grade ore until transitioning to the Grasberg Block Cave underground mine in the first half of 2019.
PT-FI has several projects in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit. Substantial progress has been made to prepare for the transition to mining of the Grasberg Block Cave underground mine. Mine development activities are sufficiently advanced to commence caving by early 2019. The ore flow system and underground rail line are expected to be installed during 2018.
PT-FI continues to review its mine plan for the Deep Mill Level Zone underground mine, which is currently in pre-commercial production. In response to recent mining-induced seismic activity, the development plans have been revised to a slower start-up to full production to manage rock stress encountered in the early phase of cave development.
Subject to reaching a definitive agreement with the Indonesian government to support PT-FI's long-term investment plans, estimated annual capital spending on these projects would average $0.8 billion per year ($0.7 billion per year net to PT-FI) over the next five years. Considering the long-term nature and size of these projects, actual costs could vary from these estimates. In response to market conditions and Indonesian regulatory uncertainty, the timing of these expenditures continues to be reviewed. If PT-FI is unable to reach a definitive agreement with the Indonesian government on its long-term mining rights, FCX intends to reduce or defer investments significantly in its underground development projects and will pursue dispute resolution procedures under its COW.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Copper (millions of recoverable pounds)
Production	311	155
Sales	319	125
Average realized price per pound	$3.06	$2.63

Gold (thousands of recoverable ounces)
Production	595	232
Sales	603	177
Average realized price per ounce	$1,312	$1,229

Unit net cash (credits) costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.36	$2.13
Gold and silver credits	(2.59)	(1.88)
Treatment charges	0.25	0.28
Export duties	0.14	0.11
Royalty on metals	0.21	0.16
Unit net cash (credits) costs	$(0.63)	$0.80

a.
For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

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Indonesia's consolidated sales of 319 million pounds of copper and 603 thousand ounces of gold in first-quarter 2018 were higher than first-quarter 2017 sales of 125 million pounds of copper and 177 thousand ounces of gold, primarily reflecting higher operating rates and gold ore grades. Lower operating rates in first-quarter 2017 reflected the regulatory restrictions on PT-FI's concentrate exports from mid-January 2017 to mid-April 2017.
During first-quarter 2018, Indonesia mining's copper and gold production was adversely affected by lower- than-expected mill throughput rates associated with maintenance activities on PT-FI's ore-flow systems and the characteristics of ore processed during the quarter. Corrective actions are being taken to restore reliability and productivity.
Assuming achievement of planned operating rates for the remainder of 2018, consolidated sales volumes from Indonesia mining are expected to approximate 1.15 billion pounds of copper and 2.4 million ounces of gold for the year 2018, compared with 1.0 billion pounds of copper and 1.5 million ounces of gold for the year 2017.
A significant portion of PT-FI's costs are fixed and unit costs vary depending on production volumes and other factors. As a result of higher sales volumes and gold and silver credits, Indonesia had unit net cash credits (including gold and silver credits) of $0.63 per pound of copper in first-quarter 2018, compared with unit net cash costs of $0.80 per pound in first-quarter 2017.
Assuming an average gold price of $1,300 per ounce for the remainder of 2018 and achievement of current sales volume and cost estimates, unit net cash credits (including gold and silver credits) for Indonesia mining are expected to approximate $0.55 per pound of copper for the year 2018. Indonesia mining's unit net cash credits for the year 2018 would change by approximately $0.09 per pound for each $50 per ounce change in the average price of gold for the remainder of 2018. Because of the fixed nature of a large portion of Indonesia's costs, unit net cash credits/costs vary from quarter to quarter depending on copper and gold volumes.
Indonesia mining's projected sales volumes and unit net cash credits for the year 2018 are dependent on a number of factors, including operational performance, workforce productivity, timing of shipments, and Indonesia regulatory matters, including the resolution of PT-FI's long-term mining rights or an extension of PT-FI's temporary IUPK after June 30, 2018.

Molybdenum Mines. FCX has two wholly owned molybdenum mines - the Henderson underground mine and the Climax open-pit mine - both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the Molybdenum mines totaled 9 million pounds of molybdenum in first-quarter 2018 and 8 million pounds in first-quarter 2017. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales and average realized prices, which includes sales of molybdenum produced at the Molybdenum mines, and from FCX's North America and South America copper mines.
Unit net cash costs for the Molybdenum mines averaged $8.57 per pound of molybdenum in first-quarter 2018 and $7.02 per pound in first-quarter 2017. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $8.75 per pound of molybdenum for the year 2018.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X, which are available on FCX's website, "fcx.com."

Mining Exploration Activities.     FCX's mining exploration activities are generally associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. A drilling program to further delineate the Lone Star resource continues to indicate additional mineralization in this district. Exploration results continue to indicate opportunities for significant future potential reserve additions in North America and South America. Exploration spending is expected to approximate $72 million for the year 2018, consistent with the year 2017.

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CASH FLOWS, CASH and DEBT
Operating Cash Flows. FCX generated operating cash flows of $1.4 billion (net of $21 million in working capital uses and timing of other tax payments) in first-quarter 2018.
Based on current sales volume and cost estimates, and assuming average prices of $3.15 per pound of copper, $1,300 per ounce of gold and $12.00 per pound of molybdenum for the remainder of 2018, FCX's consolidated operating cash flows are estimated to approximate $5.6 billion for the year 2018 (including $0.2 billion in working capital sources and timing of other tax payments). The impact of price changes during the remainder of 2018 on operating cash flows would approximate $250 million for each $0.10 per pound change in the average price of copper, $90 million for each $50 per ounce change in the average price of gold and $85 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $402 million for first-quarter 2018 (including approximately $250 million for major mining projects). Capital expenditures are expected to approximate $2.0 billion for the year 2018, including $1.1 billion for major mining projects primarily associated with underground development activities in the Grasberg minerals district and development of the Lone Star oxide project.
If PT-FI is unable to reach a definitive agreement with the Indonesian government on its long-term mining rights, FCX intends to reduce or defer investments significantly in its underground development projects and will pursue dispute resolution procedures under its COW.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at March 31, 2018 (in billions):

Cash at domestic companies	$2.5
Cash at international operations	1.2
Total consolidated cash and cash equivalents	3.7
Noncontrolling interests' share	(0.4)
Cash, net of noncontrolling interests' share	3.3
Withholding taxes and other	(0.1)
Net cash available	$3.2

Debt. Following is a summary of total debt and the related weighted-average interest rates at March 31, 2018 (in billions, except percentages):

		Weighted-
		Average
		Interest Rate
Senior Notes	$10.4	4.7%
Cerro Verde credit facility	1.2	3.8%
Total debt	$11.6	4.6%

During first-quarter 2018, FCX repaid borrowings totaling $1.5 billion, consisting of $1.4 billion for senior notes due March 2018 and $0.1 billion for the Cerro Verde credit facility.
In April 2018, FCX redeemed $404 million of senior notes due 2022 and $50 million of senior notes due 2023. FCX expects to record a gain of $10 million in second-quarter 2018 related to these redemptions, and the aggregate annual cash interest savings approximate $30 million.
At March 31, 2018, FCX had no borrowings, $13 million in letters of credit issued and $3.5 billion available under its revolving credit facility. During April 2018, FCX entered into a new $3.5 billion, five-year revolving credit facility with substantially similar structure and terms as its prior facility, which was scheduled to mature in May 2019.

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FINANCIAL POLICY
In February 2018, the Board reinstated a cash dividend on FCX common stock. On March 28, 2018, FCX declared a quarterly cash dividend of $0.05 per share, which will be paid on May 1, 2018, to shareholders of record as of April 13, 2018. The declaration of dividends is at the discretion of the Board and will depend upon FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter 2018 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, May 25, 2018.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world's largest publicly traded copper producer. FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates, production and sales volumes, unit net cash costs, operating cash flows, capital expenditures, exploration efforts and results, development and production activities and costs, liquidity, tax rates, the impact of copper, gold and molybdenum price changes, the impact of deferred intercompany profits on earnings, reserve estimates, future dividend payments, and share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
    FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; production rates; potential inventory adjustments; potential impairment of long-lived mining assets; the outcome of negotiations with the Indonesian government regarding PT-FI's long-term mining rights; the potential effects of violence in Indonesia generally and in the province of Papua; industry risks; regulatory changes; political risks; labor relations; weather- and climate-related risks; environmental risks (including resolution of the administrative sanctions and other environmental matters pending before Indonesia's Ministry of Environment and Forestry); litigation results (including the final disposition of Indonesian tax disputes and the outcome of Cerro Verde's royalty dispute with the Peruvian national tax authority); and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC. With respect to FCX's operations in Indonesia, such factors include whether PT-FI will be able to resolve complex regulatory matters in Indonesia by June 30, 2018, or obtain an extension of its temporary IUPK after June 30, 2018.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash (credits) costs per pound of copper and molybdenum and adjusted net income, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release, which are also available on FCX's website, "fcx.com."

Freeport-McMoRan	10

FREEPORT-McMoRan INC.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2018	2017	2018		2017
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	169	181	187		172
Bagdad (100%)	49	40	51		38
Safford (100%)	33	42	36		43
Sierrita (100%)	41	41	44		38
Miami (100%)	4	5	5		5
Chino (100%)	38	62	45		60
Tyrone (100%)	13	20	15		18
Other (100%)	1	1	1		1
Total North America	348	392	384		375

South America
Cerro Verde (53.56%)	243	262	242		268
El Abra (51%)	50	42	48		41
Total South America	293	304	290		309

Indonesia
Grasberg (90.64%)[b]	311	155	319		125
Total	952	851	993	[c]	809	[c]
Less noncontrolling interests	167	157	166		156
Net	785	694	827		653

Average realized price per pound			$3.11		$2.67

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4	7	7		5
Indonesia (90.64%)[b]	595	232	603		177
Consolidated	599	239	610		182
Less noncontrolling interests	55	22	57		17
Net	544	217	553		165

Average realized price per ounce			$1,312		$1,229

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	4	3	N/A		N/A
Climax (100%)	5	5	N/A		N/A
North America copper mines (100%)[a]	7	9	N/A		N/A
Cerro Verde (53.56%)	6	6	N/A		N/A
Consolidated	22	23	24		24
Less noncontrolling interests	3	3	3		3
Net	19	20	21		21

Average realized price per pound			$11.95		$8.71

a. Amounts are net of Morenci's undivided joint venture partners' interests.

b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

c. Consolidated sales volumes exclude purchased copper of 74 million pounds in first-quarter 2018 and 58 million pounds in first-quarter 2017.

I

FREEPORT-McMoRan INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2018	2017
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	674,600	701,800
Average copper ore grade (percent)	0.27	0.28
Copper production (millions of recoverable pounds)	262	277

Mill Operations
Ore milled (metric tons per day)	288,600	303,800
Average ore grades (percent):
Copper	0.35	0.41
Molybdenum	0.02	0.03
Copper recovery rate (percent)	88.0	86.4
Production (millions of recoverable pounds):
Copper	151	186
Molybdenum	7	9

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	168,000	120,100
Average copper ore grade (percent)	0.33	0.42
Copper production (millions of recoverable pounds)	67	66

Mill Operations
Ore milled (metric tons per day)	385,500	338,900
Average ore grades (percent):
Copper	0.39	0.44
Molybdenum	0.01	0.02
Copper recovery rate (percent)	79.0	84.5
Production (millions of recoverable pounds):
Copper	226	238
Molybdenum	6	6

100% Indonesia Mining
Ore milled (metric tons per day):[a]
Grasberg open pit	125,200	53,600
Deep Ore Zone underground mine	39,400	26,100
Deep Mill Level Zone (DMLZ) underground mine[b]	2,600	3,200
Grasberg Block Cave underground mine[b]	4,000	2,600
Big Gossan underground mine[b]	2,400	1,700
Total	173,600	87,200
Average ore grades:
Copper (percent)	1.12	1.15
Gold (grams per metric ton)	1.63	1.17
Recovery rates (percent):
Copper	92.0	92.2
Gold	84.7	84.8
Production (recoverable):
Copper (millions of pounds)	340	172
Gold (thousands of ounces)	673	241

100% Molybdenum Mines
Ore milled (metric tons per day)	23,100	21,600
Average molybdenum ore grade (percent)	0.21	0.21
Molybdenum production (millions of recoverable pounds)	9	8

a. Amounts represent the approximate average daily throughput processed at PT Freeport Indonesia's (PT-FI) mill facilities from each producing mine and from development activities that result in metal production.

b. Targeted production rates once the DMLZ underground mine reaches full capacity are expected to approximate 80,000 metric tons of ore per day in 2021; production from the Grasberg Block Cave underground mine is expected to commence in the first half of 2019, and production from the Big Gossan underground mine restarted in fourth-quarter 2017.

II

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2018		2017[a]
	(In Millions, Except Per Share Amounts)
Revenues[b]	$4,868		$3,341
Cost of sales:
Production and delivery	2,808		2,188	[c]
Depreciation, depletion and amortization	451		389
Total cost of sales	3,259		2,577
Selling, general and administrative expenses	131		151	[c]
Mining exploration and research expenses	21		14
Environmental obligations and shutdown costs	9		25
Net gain on sales of assets	(11)		(23)
Total costs and expenses	3,409		2,744
Operating income	1,459		597
Interest expense, net[d]	(151)		(167)
Other income, net	28	[e]	8
Income from continuing operations before income taxes and equity in affiliated companies' net (losses) earnings	1,336		438
Provision for income taxes[f]	(506)		(174)
Equity in affiliated companies' net (losses) earnings	(2)		4
Net income from continuing operations	828		268
Net (loss) income from discontinued operations[g]	(11)		38
Net income	817		306
Net income attributable to noncontrolling interests:
Continuing operations	(125)		(75)
Discontinued operations	—		(3)
Net income attributable to FCX common stock[h]	$692		$228

Diluted net income (loss) per share attributable to common stock:
Continuing operations	$0.48		$0.13
Discontinued operations	(0.01)		0.03
	$0.47		$0.16

Weighted-average common shares outstanding:
Basic	1,449		1,446
Diluted	1,458		1,454

Dividends declared per share of common stock	$0.05		$—

a.	The adoption of accounting guidance related to the presentation of retirement benefits resulted in the reclassification of the non-service components of net periodic benefit cost to other income, net.

b.
Revenues include adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page VII.

c.	Includes net mining and oil and gas charges that are summarized in the supplemental schedule, "Adjusted Net Income," on page page VI.

d.	Consolidated interest costs (before capitalization) totaled $176 million in first-quarter 2018 and $195 million in first-quarter 2017.

e.	Includes interest received with the refund of PT-FI's prior years' tax receivables, which is summarized in the supplemental schedule, "Adjusted Net Income," on page page VI.

f.	For a summary of FCX's provision for income taxes, refer to the supplemental schedule, "Income Taxes," on page VI.

g.
Primarily reflects adjustments to the estimated fair value of contingent consideration related to the 2016 sale of FCX’s interest in TF Holdings Limited (TFHL), which will continue to be adjusted through December 31, 2019.

h.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Refer to the supplemental schedule, "Deferred Profits," on page VII for a summary of net impacts from changes in these deferrals.

III

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2018	2017
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,702	$4,447
Trade accounts receivable	1,222	1,246
Income and other tax receivables	222	325
Inventories:
Mill and leach stockpiles	1,448	1,422
Materials and supplies, net	1,335	1,305
Product	1,102	1,166
Other current assets	367	270
Held for sale	708	598
Total current assets	10,106	10,779
Property, plant, equipment and mine development costs, net	22,792	22,844
Long-term mill and leach stockpiles	1,387	1,409
Other assets	2,352	2,270
Total assets	$36,637	$37,302

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,209	$2,321
Accrued income taxes	749	565
Current portion of debt	483	1,414
Current portion of environmental and asset retirement obligations	396	388
Dividends payable	72	—
Held for sale	435	350
Total current liabilities	4,344	5,038
Long-term debt, less current portion	11,123	11,703
Deferred income taxes	3,642	3,622
Environmental and asset retirement obligations, less current portion	3,630	3,631
Other liabilities	1,972	2,012
Total liabilities	24,711	26,006

Equity:
Stockholders' equity:
Common stock	158	158
Capital in excess of par value	26,729	26,751
Accumulated deficit	(14,030)	(14,722)
Accumulated other comprehensive loss	(475)	(487)
Common stock held in treasury	(3,726)	(3,723)
Total stockholders' equity	8,656	7,977
Noncontrolling interests	3,270	3,319
Total equity	11,926	11,296
Total liabilities and equity	$36,637	$37,302

IV

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2018	2017
	(In Millions)
Cash flow from operating activities:
Net income	$817	$306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	451	389
Net gain on sales of assets	(11)	(23)
Stock-based compensation	49	34
Payments for Cerro Verde royalty dispute	(10)	(11)
Net charges for environmental and asset retirement obligations, including accretion	53	71
Payments for environmental and asset retirement obligations	(38)	(33)
Net charges for defined pension and postretirement plans	18	33
Pension plan contributions	(24)	(30)
Deferred income taxes	22	20
Loss (gain) on disposal of discontinued operations	11	(32)
Decrease in long-term mill and leach stockpiles	22	8
Oil and gas contract settlement payments	—	(70)
Other, net	30	(59)
Changes in working capital and other tax payments:
Accounts receivable	136	623
Inventories	(142)	(135)
Other current assets	(42)	(13)
Accounts payable and accrued liabilities	(96)	(433)
Accrued income taxes and timing of other tax payments	123	147
Net cash provided by operating activities	1,369	792

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(92)	(28)
South America	(67)	(15)
Indonesia	(203)	(244)
Molybdenum mines	(1)	(1)
Other	(39)	(56)
Intangible water rights and other, net	(90)	(17)
Net cash used in investing activities	(492)	(361)

Cash flow from financing activities:
Proceeds from debt	122	157
Repayments of debt	(1,633)	(815)
Cash dividends paid:
Common stock	—	(1)
Noncontrolling interests	(80)	(15)
Stock-based awards net proceeds (payments)	3	(5)
Net cash used in financing activities	(1,588)	(679)

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(711)	(248)
Decrease in cash and cash equivalents in assets held for sale	32	8
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	4,631	4,403
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[a]	$3,952	$4,163

a.	Includes restricted cash and restricted cash equivalents of $250 million at March 31, 2018, and $162 million at March 31, 2017.

V

FREEPORT-McMoRan INC.
ADJUSTED NET INCOME

Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended March 31,
	2018				2017
	Pre-tax		After-tax[a]	Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$692	$0.47	N/A		$228	$0.16

PT-FI charges for workforce reductions	$—		$—	$—	$(21)		$(11)	$(0.01)
Morenci asset impairment charge	—		—	—	(19)		(19)	(0.01)
Net oil and gas charges	—		—	—	(1)	[b]	(1)	—
Net adjustments to environmental obligations and related litigation reserves	—		—	—	(19)		(19)	(0.01)
Net gain on sales of assets	11	[c]	11	0.01	23		23	0.01
PT-FI interest on tax refund	24	[d]	13	0.01	—		—	—
(Loss) gain on discontinued operations[e]	(11)		(11)	(0.01)	41		35	0.03
	$24		$13	$0.01	$4		$8	$0.01

Adjusted net income attributable to common stock	N/A		$679	$0.46	N/A		$220	$0.15

a.	Reflects impact to FCX net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).

b.
Includes charges totaling $21 million in selling, general and administrative expenses for contract termination costs, mostly offset by adjustments of $20 million in production and delivery costs for contingent payments related to 2016 drillship settlements.

c.
Reflects adjustments to the estimated fair value of the potential $150 million in contingent consideration related to the 2016 sale of onshore California oil and gas properties, which will continue to be adjusted through December 31, 2020.

d.	Reflects interest received with the refund of prior years' tax receivables.

e.
Primarily reflects adjustments to the estimated fair value of the potential $120 million in contingent consideration related to the 2016 sale of FCX’s interest in TFHL, which will continue to be adjusted through December 31, 2019.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision for three months ended March 31, 2018 and 2017 (in millions, except percentages):

	Three Months Ended March 31,
	2018				2017
				Income Tax			Income Tax
		Effective		(Provision)		Effective	(Provision)
	Income[a]	Tax Rate		Benefit	Income[a]	Tax Rate	Benefit
U.S.	$170	(2)%		$4	$10	70%	$(7)
South America	183	39%		(72)	260	39%	(101)
Indonesia	933	43%		(401)	152	44%	(67)
Eliminations and other	50	N/A		(3)	16	N/A	(1)
Rate adjustment[b]	—	N/A		(34)	—	N/A	2
Continuing operations	$1,336	38%	[c]	$(506)	$438	40%	$(174)

a.	Represents income from continuing operations by geographic location before income taxes and equity in affiliated companies' net (losses) earnings.

b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

c.
The consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $3.15 per pound for copper, $1,300 per ounce for gold and $12.00 per pound for molybdenum for the remainder of 2018, FCX estimates its consolidated effective tax rate for the year 2018 will approximate 36 percent and would decrease with higher prices.

VI

FREEPORT-McMoRan INC.
DERIVATIVE INSTRUMENTS
For first-quarter 2018, FCX's mined copper was sold 59 percent in concentrate, 21 percent as cathode and 20 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average spot copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. During first-quarter 2018, LME spot copper prices averaged $3.16 per pound and closed at $3.03 per pound on March 31, 2018. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $3.11 per pound in first-quarter 2018.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2018			2017
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(78)	$(57)	$(135)	$91	$16	$107
Net income attributable to common stock	$(35)	$(23)	$(58)	$39	$8	$47
Net income per share of common stock	$(0.02)	$(0.02)	$(0.04)	$0.03	$—	$0.03

a.	Reflects adjustments to prior period provisionally priced copper sales (i.e., provisionally priced copper sale at December 31, 2017 and 2016).

b.	Reflects adjustments to first-quarter 2018 and first-quarter 2017 provisionally priced copper sales.
At March 31, 2018, FCX had provisionally priced copper sales at its copper mining operations totaling 324 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $3.04 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the March 31, 2018, provisional price recorded would have an approximate $10 million effect on 2018 net income attributable to common stock. The LME spot copper price closed at $3.13 per pound on April 23, 2018.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to net income attributable to common stock totaling $(7) million for first-quarter 2018 and $27 million for first-quarter 2017. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $95 million at March 31, 2018. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

VII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

VIII

FREEPORT-McMoRan INC.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate
	North America Copper Mines			South America Mining							Copper	Other
		Other		Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations[a]		Total
Three Months Ended March 31, 2018
Revenues:
Unaffiliated customers	$3	$15	$18	$625	$150	$775	$1,521	[b]	$—	$1,385	$577	$592	[c]	$4,868
Intersegment	601	689	1,290	102	—	102	52		95	8	2	(1,549)		—
Production and delivery	290	501	791	427	116	543	457		67	1,388	556	(994)		2,808
Depreciation, depletion and amortization	46	48	94	105	22	127	181		19	2	7	21		451
Selling, general and administrative expenses	1	2	3	2	—	2	39		—	—	6	81		131
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	20		21
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	9		9
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(11)		(11)
Operating income (loss)	267	152	419	193	12	205	896		9	3	10	(83)		1,459

Interest expense, net	1	—	1	17	—	17	—		—	—	5	128		151
Provision for income taxes	—	—	—	68	4	72	401		—	—	1	32		506
Total assets at March 31, 2018	2,817	4,340	7,157	8,740	1,715	10,455	10,992		1,836	290	809	5,098	[d]	36,637
Capital expenditures	47	45	92	63	4	67	203		1	1	4	34		402

Three Months Ended March 31, 2017
Revenues:
Unaffiliated customers	$66	$50	$116	$640	$112	$752	$534	[b]	$—	$1,107	$458	$374	[c]	$3,341
Intersegment	416	563	979	116	—	116	—		63	8	—	(1,166)		—
Production and delivery	257	409	666	391	82	473	270		52	1,109	436	(818)		2,188
Depreciation, depletion and amortization	47	69	116	112	21	133	83		19	2	7	29		389
Selling, general and administrative expenses	—	1	1	2	—	2	30		—	—	5	113		151
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	13		14
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	25		25
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(23)		(23)
Operating income (loss)	178	133	311	251	9	260	151		(8)	4	10	(131)		597

Interest expense, net	1	—	1	16	—	16	—		—	—	4	146		167
Provision for income taxes	—	—	—	98	3	101	67		—	—	1	5		174
Total assets at March 31, 2017	2,814	4,361	7,175	9,081	1,525	10,606	10,418		1,917	261	652	5,547	[d]	36,576
Capital expenditures	23	5	28	14	1	15	244		1	1	8	47		344

a.	Includes U.S. oil and gas operations.

b.	Includes PT-FI's sales to PT Smelting totaling $628 million in first-quarter 2018 and $258 million in first-quarter 2017.

c.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

d.	Includes assets held for sale totaling $708 million at March 31, 2018, and $408 million at March 31, 2017, primarily associated with Freeport Cobalt and the Kisanfu exploration project.

IX

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash (credits) costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash (credits) costs, consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

X

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,209	$1,209	$76	$23	$1,308
Site production and delivery, before net noncash
and other costs shown below	705	660	55	13	728
By-product credits	(76)	—	—	—	—
Treatment charges	37	35	—	2	37
Net cash costs	666	695	55	15	765
Depreciation, depletion and amortization (DD&A)	94	88	4	2	94
Noncash and other costs, net	19	18	1	—	19
Total costs	779	801	60	17	878
Other revenue adjustments, primarily for pricing
on prior period open sales	(5)	(5)	—	—	(5)
Gross profit	$425	$403	$16	$6	$425

Copper sales (millions of recoverable pounds)	383	383
Molybdenum sales (millions of recoverable pounds)[a]			7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.16	$3.16	$10.87
Site production and delivery, before net noncash
and other costs shown below	1.84	1.73	7.81
By-product credits	(0.20)	—	—
Treatment charges	0.10	0.09	—
Unit net cash costs	1.74	1.82	7.81
DD&A	0.25	0.23	0.66
Noncash and other costs, net	0.05	0.05	0.09
Total unit costs	2.04	2.10	8.56
Other revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)	—
Gross profit per pound	$1.11	$1.05	$2.31

Reconciliation to Amounts Reported
(In millions)
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,308	$728	$94
Treatment charges	(8)	29	—
Noncash and other costs, net	—	19	—
Other revenue adjustments, primarily for pricing
on prior period open sales	(5)	—	—
Eliminations and other	13	15	—
North America copper mines	1,308	791	94
Other mining[c]	4,517	3,011	336
Corporate, other & eliminations	(957)	(994)	21
As reported in FCX's consolidated financial statements	$4,868	$2,808	$451

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XI

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2017
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,005		$1,005	$59	$20	$1,084
Site production and delivery, before net noncash
and other costs shown below	562		530	44	10	584
By-product credits	(57)		—	—	—	—
Treatment charges	42		41	—	1	42
Net cash costs	547		571	44	11	626
DD&A	116		110	4	2	116
Noncash and other costs, net	33	[c]	32	1	—	33
Total costs	696		713	49	13	775
Other revenue adjustments, primarily for pricing
on prior period open sales	5		5	—	—	5
Gross profit	$314		$297	$10	$7	$314

Copper sales (millions of recoverable pounds)	374		374
Molybdenum sales (millions of recoverable pounds)[a]				9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.68		$2.68	$7.00
Site production and delivery, before net noncash
and other costs shown below	1.50		1.42	5.16
By-product credits	(0.15)		—	—
Treatment charges	0.11		0.11	—
Unit net cash costs	1.46		1.53	5.16
DD&A	0.31		0.29	0.52
Noncash and other costs, net	0.09	[c]	0.09	0.07
Total unit costs	1.86		1.91	5.75
Other revenue adjustments, primarily for pricing
on prior period open sales	0.02		0.02	—
Gross profit per pound	$0.84		$0.79	$1.25

Reconciliation to Amounts Reported
(In millions)
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,084		$584	$116
Treatment charges	(9)		33	—
Noncash and other costs, net	—		33	—
Other revenue adjustments, primarily for pricing
on prior period open sales	5		—	—
Eliminations and other	15		16	—
North America copper mines	1,095		666	116
Other mining[d]	3,038		2,340	244
Corporate, other & eliminations	(792)		(818)	29
As reported in FCX's consolidated financial statements	$3,341		$2,188	$389

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $19 million ($0.05 per pound of copper) for other asset impairment charges at Morenci.

d.
Represents the combined total for FCX's other mining operations, including South America mining, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2018
(In millions)		By-Product	Co-Product Method
		Method	Copper	Other[a]	Total
Revenues, excluding adjustments		$894	$894	$85	$979
Site production and delivery, before net noncash
and other costs shown below		517	476	52	528
By-product credits		(74)	—	—	—
Treatment charges		59	59	—	59
Royalty on metals		2	2	—	2
Net cash costs		504	537	52	589
DD&A		126	115	11	126
Noncash and other costs, net		15	15	—	15
Total costs		645	667	63	730
Other revenue adjustments, primarily for pricing
on prior period open sales		(43)	(43)	—	(43)
Gross profit		$206	$184	$22	$206

Copper sales (millions of recoverable pounds)		290	290

Gross profit per pound of copper:

Revenues, excluding adjustments		$3.08	$3.08
Site production and delivery, before net noncash
and other costs shown below		1.78	1.64
By-product credits		(0.25)	—
Treatment charges		0.20	0.20
Royalty on metals		0.01	0.01
Unit net cash costs		1.74	1.85
DD&A		0.43	0.40
Noncash and other costs, net		0.05	0.05
Total unit costs		2.22	2.30
Other revenue adjustments, primarily for pricing
on prior period open sales		(0.15)	(0.15)
Gross profit per pound		$0.71	$0.63

Reconciliation to Amounts Reported
(In millions)			Production
		Revenues	and Delivery	DD&A
Totals presented above		$979	$528	$126
Treatment charges		(59)	—	—
Royalty on metals		(2)	—	—
Noncash and other costs, net		—	15	—
Other revenue adjustments, primarily for pricing
on prior period open sales		(43)	—	—
Eliminations and other		2	—	1
South America mining		877	543	127
Other mining[b]	—	4,948	3,259	303
Corporate, other & eliminations	—	(957)	(994)	21
As reported in FCX's consolidated financial statements		$4,868	$2,808	$451

a. Includes silver sales of 975 thousand ounces ($16.52 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2017
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$821	$821	$68	$889
Site production and delivery, before net noncash
and other costs shown below	457	426	43	469
By-product credits	(56)	—	—	—
Treatment charges	68	68	—	68
Royalty on metals	2	2	—	2
Net cash costs	471	496	43	539
DD&A	133	123	10	133
Noncash and other costs, net	5	5	—	5
Total costs	609	624	53	677
Other revenue adjustments, primarily for pricing
on prior period open sales	49	49	—	49
Gross profit	$261	$246	$15	$261

Copper sales (millions of recoverable pounds)	309	309

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.66	$2.66
Site production and delivery, before net noncash
and other costs shown below	1.48	1.38
By-product credits	(0.18)	—
Treatment charges	0.22	0.22
Royalty on metals	0.01	0.01
Unit net cash costs	1.53	1.61
DD&A	0.43	0.40
Noncash and other costs, net	0.01	0.01
Total unit costs	1.97	2.02
Other revenue adjustments, primarily for pricing
on prior period open sales	0.16	0.16
Gross profit per pound	$0.85	$0.80

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$889	$469	$133
Treatment charges	(68)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	5	—
Other revenue adjustments, primarily for pricing
on prior period open sales	49	—	—
Eliminations and other	—	(1)	—
South America mining	868	473	133
Other mining[b]	3,265	2,533	227
Corporate, other & eliminations	(792)	(818)	29
As reported in FCX's consolidated financial statements	$3,341	$2,188	$389

a. Includes silver sales of 964 thousand ounces ($16.06 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b. Represents the combined total for FCX's other mining operations, including North America copper mines, Indonesia mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XIII

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2018
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$976	$976	$791	$19	$1,786
Site production and delivery, before net noncash
and other costs shown below	433	237	192	4	433
Gold and silver credits	(826)	—	—	—	—
Treatment charges	78	43	34	1	78
Export duties	46	25	21	—	46
Royalty on metals	67	36	30	1	67
Net cash (credits) costs	(202)	341	277	6	624
DD&A	181	99	80	2	181
Noncash and other costs, net	15	8	6	1	15
Total (credits) costs	(6)	448	363	9	820
Other revenue adjustments, primarily for pricing
on prior period open sales	(38)	(38)	16	—	(22)
PT Smelting intercompany loss	(9)	(5)	(4)	—	(9)
Gross profit	$935	$485	$440	$10	$935

Copper sales (millions of recoverable pounds)	319	319
Gold sales (thousands of recoverable ounces)			603

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.06	$3.06	$1,312
Site production and delivery, before net noncash
and other costs shown below	1.36	0.75	319
Gold and silver credits	(2.59)	—	—
Treatment charges	0.25	0.13	57
Export duties	0.14	0.08	34
Royalty on metals	0.21	0.11	49
Unit net cash (credits) costs	(0.63)	1.07	459
DD&A	0.57	0.31	133
Noncash and other costs, net	0.04	0.02	11
Total unit (credits) costs	(0.02)	1.40	603
Other revenue adjustments, primarily for pricing
on prior period open sales	(0.12)	(0.12)	27
PT Smelting intercompany loss	(0.03)	(0.02)	(7)
Gross profit per pound/ounce	$2.93	$1.52	$729

Reconciliation to Amounts Reported
(In millions)		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,786	$433	$181
Treatment charges	(78)	—	—
Export duties	(46)	—	—
Royalty on metals	(67)	—	—
Noncash and other costs, net	—	15	—
Other revenue adjustments, primarily for pricing
on prior period open sales	(22)	—	—
PT Smelting intercompany loss	—	9	—
Indonesia mining	1,573	457	181
Other mining[b]	4,252	3,345	249
Corporate, other & eliminations	(957)	(994)	21
As reported in FCX's consolidated financial statements	$4,868	$2,808	$451

a.	Includes silver sales of 1.2 million ounces ($15.76 per ounce average realized price).

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mines, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XIV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2017
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$327		$327	$218	$7	$552
Site production and delivery, before net noncash
and other costs shown below	265		157	104	4	265
Gold and silver credits	(234)		—	—	—	—
Treatment charges	35		21	14	—	35
Export duties	14		8	6	—	14
Royalty on metals	19		11	8	—	19
Net cash costs	99		197	132	4	333
DD&A	83		49	33	1	83
Noncash and other costs, net	32	[b]	19	13	—	32
Total costs	214		265	178	5	448
Other revenue adjustments, primarily for pricing
on prior period open sales	41		41	9	—	50
PT Smelting intercompany profit	27		16	11	—	27
Gross profit	$181		$119	$60	$2	$181

Copper sales (millions of recoverable pounds)	125		125
Gold sales (thousands of recoverable ounces)				177

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.63		$2.63	$1,229
Site production and delivery, before net noncash
and other costs shown below	2.13		1.26	589
Gold and silver credits	(1.88)		—	—
Treatment charges	0.28		0.17	77
Export duties	0.11		0.07	31
Royalty on metals	0.16		0.09	45
Unit net cash costs	0.80		1.59	742
DD&A	0.66		0.39	184
Noncash and other costs, net	0.26	[b]	0.15	72
Total unit costs	1.72		2.13	998
Other revenue adjustments, primarily for pricing
on prior period open sales	0.33		0.33	51
PT Smelting intercompany profit	0.21		0.13	59
Gross profit per pound/ounce	$1.45		$0.96	$341

Reconciliation to Amounts Reported
(In millions)			Production
	Revenues		and Delivery	DD&A
Totals presented above	$552		$265	$83
Treatment charges	(35)		—	—
Export duties	(14)		—	—
Royalty on metals	(19)		—	—
Noncash and other costs, net	—		32	—
Other revenue adjustments, primarily for pricing
on prior period open sales	50		—	—
PT Smelting intercompany profit	—		(27)	—
Indonesia mining	534		270	83
Other mining[c]	3,599		2,736	277
Corporate, other & eliminations	(792)		(818)	29
As reported in FCX's consolidated financial statements	$3,341		$2,188	$389

a.	Includes silver sales of 404 thousand ounces ($17.37 per ounce average realized price).

b.	Includes $21 million ($0.17 per pound of copper) of costs charged directly to cost of sales as a result of the impact of regulatory restrictions on PT-FI's concentrate exports.

c.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Molybdenum mining, Rod & Refining and Atlantic Copper Smelting and Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XV

FREEPORT-McMoRan INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2018	2017

Revenues, excluding adjustments[a]	$102	$70
Site production and delivery, before net noncash and other costs shown below	65	51
Treatment charges and other	7	7
Net cash costs	72	58
DD&A	19	19
Noncash and other costs, net	2	1
Total costs	93	78
Gross profit (loss)	$9	$(8)

Molybdenum sales (millions of recoverable pounds)[a]	9	8

Gross profit (loss) per pound of molybdenum:

Revenues, excluding adjustments[a]	$11.99	$8.57
Site production and delivery, before net noncash and other costs shown below	7.71	6.17
Treatment charges and other	0.86	0.85
Unit net cash costs	8.57	7.02
DD&A	2.24	2.37
Noncash and other costs, net	0.15	0.15
Total unit costs	10.96	9.54
Gross profit (loss) per pound	$1.03	$(0.97)

Reconciliation to Amounts Reported
(In millions)

		Production
Three Months Ended March 31, 2018	Revenues	and Delivery	DD&A
Totals presented above	$102	$65	$19
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	2	—
Molybdenum mines	95	67	19
Other mining[b]	5,730	3,735	411
Corporate, other & eliminations	(957)	(994)	21
As reported in FCX's consolidated financial statements	$4,868	$2,808	$451

Three Months Ended March 31, 2017
Totals presented above	$70	$51	$19
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	1	—
Molybdenum mines	63	52	19
Other mining[b]	4,070	2,954	341
Corporate, other & eliminations	(792)	(818)	29
As reported in FCX's consolidated financial statements	$3,341	$2,188	$389

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Represents the combined total for FCX's other mining operations, including North America copper mines, South America mining, Indonesia mining, Rod & Refining and Atlantic Copper Smelting & Refining, as presented in the supplemental schedule, "Business Segments," beginning on page VIII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XVI